Exhibit 11


                           NET INCOME (LOSS) PER SHARE


The following table presents the information needed to compute primary income per common share:


                                                                For the Three Months Ended
                                                 -------------------------------------------------------
                                                      September 28, 1996          September 30, 1995
                                                           (13 Weeks)                   (13 Weeks)
                                                     ---------------------        ------------------
   Net income (loss)                                     $    508,229                  $  (379,038)
                                                          ===========                   ==========

   Weighted average shares outstanding                      3,236,785                    3,236,199
   Less:  Treasury shares                                     (27,600)                     (27,600)
   Add:  Assumed exercise of options reduced by
          the number of shares purchased with proceeds         96,576                       50,261
                                                          -----------                   ----------
   Adjusted weighted average of shares outstanding          3,305,761                    3,258,860
                                                          ===========                   ==========

   Net income (loss) per share                                  $0.15                       $(0.12)
                                                                =====                       ======

                                                                      Page 12

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